For more information contact:

KinderCare Learning Centers, Inc.
Jill Eiland, Senior Director of Public Relations
(503) 872-1519

Ref: NR01104

KinderCare Announces Second Quarter of Fiscal 2004 Results

(Portland, Ore.) - January 22, 2004 - KinderCare Learning Centers, Inc. announces net revenues in the second quarter of fiscal 2004 of $196.6 million, an increase of $2.2 million, or 1.1%, from the same period last year. The increase was due to higher tuition rates, offset by reduced occupancy, as well as additional net revenues generated by the newly opened centers. Comparable center net revenues decreased $1.6 million, or 0.8%. Comparable centers are those that have been open for at least one year.

The average weekly tuition rate grew $9.11, or 6.3%, from the same period last year to $153.17 due primarily to tuition increases. Occupancy declined 4.1 percentage points to 59.9% due primarily to reduced full-time equivalent attendance within the population of older centers.

During the second quarter of fiscal 2004, two new centers were opened compared to six in the same period last year. During the second quarter of fiscal 2004, nine centers were closed compared to four in the same period last year.

In the second quarter of fiscal 2004, operating income was $16.9 million, an increase of $0.8 million, or 5.1%, over the same period last year. Operating income as a percentage of net revenue improved to 8.6% compared to 8.3% in the same period last year.

Net income for both the second quarters of fiscal 2004 and 2003 was $4.3 million. Net income as a percentage of net revenues was 2.2% in both quarters. Basic and diluted net income per share were both $0.22 in the second quarters of fiscal 2004 and 2003.

EBITDAR was $43.7 million in the second quarter of fiscal 2004, an increase of $0.1 million over the same period last year. EBITDAR represents earnings before interest expense, investment income, income taxes, depreciation, amortization, rent and related components of discontinued operations.

During the second quarter of fiscal 2004, our cash balance increased $9.3 million to $28.2 million due primarily to cash provided by operating activities and net proceeds received from our sale-leaseback program. Our total debt decreased $22.0 million to $546.4 million at December 12, 2003. The decrease was the result of a reduction in borrowings under our revolving credit facility and a $4.3 million repurchase of aggregate principal amount of our 9.5% senior subordinated notes. Capital expenditures were $14.1 million in the second quarter of fiscal 2004, a decrease of $5.3 million from the same period last year, which was primarily due to a reduction in spending for new center development.

Twenty-Eight Weeks ended December 12, 2003

Net revenues for the twenty-eight weeks ended December 12, 2003, were $456.6 million, an increase of $9.6 million, or 2.1%, over the same period last year. The increase was due to higher tuition rates, offset by reduced occupancy, as well as additional net revenues generated by the newly opened centers. Comparable center net revenues decreased $0.7 million, or 0.2%.

The average weekly tuition rate grew $8.36, or 5.8%, from the same period last year to $151.86, due primarily to tuition increases. Occupancy declined 3.4 percentage points to 59.7% due primarily to reduced full-time equivalent attendance within the population of older centers.

During the twenty-eight weeks ended December 12, 2003, ten centers were opened compared to 18 in the same period last year. During the twenty-eight weeks ended December 12, 2003, 21 centers were closed compared to 16 in the same period last year.

In the twenty-eight weeks ended December 12, 2003, operating income was $29.2 million, a decrease of $1.0 million, or 3.2%, from the same period last year. While tuition rates were higher, operating income decreased due primarily to $3.2 million of higher insurance costs and $2.7 million of increased rent expense, primarily as a result of our sale-leaseback program (there was a related decrease in depreciation expense of $1.2 million in connection with this program).

Net income for the twenty-eight weeks ended December 12, 2003, adjusted for debt refinancing costs, was $3.7 million. We reported net income of $1.3 million for the twenty-eight week period ended December 12, 2003 compared to $4.7 million in the same period last year. The most significant reason for the decrease was the costs associated with the early extinguishment of debt of $3.8 million ($2.3 million after tax), which related to our debt refinancing in July 2003 and the repurchase of a portion of our 9.5% senior subordinated notes. Rising insurance costs and increased rent expense from our sale-leaseback program also contributed to the decrease in net income in the twenty-eight weeks ended December 12, 2003.

Basic and diluted net income per share were both $0.07 in the twenty-eight weeks ended December 12, 2003. For the twenty-eight weeks ended December 13, 2002, basic and diluted net income per share were both $0.24.

EBITDAR increased $1.3 million, to $91.2 million, in the twenty-eight weeks ended December 12, 2003, from the same period last year. The increase was primarily due to higher tuition rates and control over labor productivity, offset by higher insurance costs.

Our cash balance was $28.2 million at December 12, 2003, an increase of $10.1 million from May 30, 2003. The increase was due to increased cash flow from operating activities and sale-leaseback proceeds. Our total debt was $546.4 million at December 12, 2003, an increase of $91.3 million from May 30, 2003. The increase was largely the result of financing the acquisition of the centers included in our former $97.9 million synthetic lease facility, which was off-balance sheet and was terminated in connection with our debt refinancing. Capital expenditures were $30.6 million in the twenty-eight weeks ended December 12, 2003, a decrease of $23.6 million from the same period last year. The decrease was due to a reduction in spending for new center development.

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles ("GAAP"). At the end of this release, we have provided a reconciliation of EBITDA and EBITDAR, non-GAAP measures of our liquidity, to cash provided by operating activities, the most comparable GAAP financial measure. In addition, we have provided a reconciliation of adjusted net income and basic and diluted income per share to reported net income and basic and diluted income per share.

We believe EBITDA and EBITDAR are useful tools for certain investors and creditors for measuring our ability to meet debt service requirements. Additionally, management uses EBITDA and EBITDAR for purposes of reviewing our results of operations on a more comparable basis. EBITDA and EBITDAR do not represent cash flow from operations as defined by GAAP, are not necessarily indicative of cash available to fund all cash flow needs and should not be considered alternatives to net income under GAAP for purposes of evaluating our results of operations.

We believe the calculation of adjusted net income provides another measure of our operating performance by excluding charges associated with the early extinguishment of debt.

Comparable Centers

A center is included in comparable center net revenues when it has been open and operated by us at least one year and it has not been rebuilt or permanently relocated within that year. Therefore, a center is considered comparable during the first four-week period it has prior year net revenues.

Discontinued Operations

Discontinued operations represents the operating results for all periods presented of the 21 centers closed in the twenty-eight weeks ended December 12, 2003 and the 28 centers closed during fiscal 2003.

Fiscal Calendar

We utilize a fiscal reporting schedule comprised of 13 four-week periods. The fiscal year ends on the Friday closest to May 31st. The first fiscal quarter includes 16 weeks and the remaining quarters each include 12 weeks.

Conference Call

We will host a conference call on Friday, January 23, 2004 at 11:00 a.m. Pacific Time, at 1.888.203.4765 (reference: KinderCare) to discuss the results of our second quarter fiscal 2004. Replays will be available through Thursday, January 29, 2004 at 1.800.642.1687, access identification number 5052031. This call will also be streamed over the internet, accessible via http://www.kindercare.com/about_ir, at the webcast listing. Replays will be available at our website for 90 days from the date of the call.

About Us

We are the leading for-profit provider of early childhood education and care services in the United States. At January 16, 2004, we served approximately 120,000 children and their families at 1,249 child care centers. At our child care centers, education and care services are provided to infants and children up to twelve years of age. However, the majority of the children we serve are from six weeks to five years old. The total licensed capacity at our centers was approximately 167,000 at January 16, 2004.

We operate child care centers under two brands as follows:

  KinderCare - At January 16, 2004, we operated 1,180 KinderCare centers. The brand was established in 1969 and includes centers in 39 states, as well as two centers located in the United Kingdom.

  Mulberry - We operated 69 Mulberry centers at January 16, 2004, which are located primarily in the northeast region of the United States and southern California. In addition, we had seven service contracts to operate before- and after-school programs.

We also partner with companies to provide on- or near-site care to help employers attract and retain employees. Included in our 1,249 centers at January 16, 2004 are 45 employer-sponsored centers. In addition to our center-based child care operations, our wholly-owned subsidiary KC Distance Learning, Inc., owns and operates a distance learning company serving teenagers and young adults in two business units as follows:

  Keystone National High School, an accredited high school distance learning program, which provides courses delivered in either online or correspondence formats; and

  Learning and Evaluation Center, which provides subject extension or make-up and extra credit courses to high school students.

We have minority investments in Voyager Expanded Learning, Inc., a developer of educational curricula for elementary and middle schools and a provider of a public school teacher retraining program, and Chancellor Beacon Academies, Inc., an education management company.

We are based in Portland, Oregon. Our internet website addresses include kindercare.com, kindercareatwork.com and mulberrychildcare.com. Information about KC Distance Learning, Inc.'s educational programs is available at kcdistancelearning.com, keystonehighschool.com and creditmakeup.com.

KinderCare Learning Centers, Inc. and Subsidiaries
Financial and Operating Highlights
(In thousands, except per share amounts and child care center data)
(Unaudited)
                                         Twelve Weeks Ended        Twenty-Eight Weeks Ended
                                      -------------------------    ------------------------
                                      December 12,  December 13,  December 12,  December 13,
                                             2003          2002          2003          2002
                                      -----------   -----------   -----------   -----------
Results of operations:
Revenues, net.......................  $   196,607   $   194,388   $   456,638   $   447,087
                                      -----------   -----------   -----------   -----------
Operating expenses:
  Salaries, wages and benefits......      107,113       108,588       253,584       252,700
  Depreciation and amortization.....       14,503        14,168        33,070        31,181
  Rent..............................       12,034        12,048        28,982        27,041
  Provision for doubtful accounts...        1,331         1,626         3,201         3,297
  Other.............................       44,736        41,884       108,588       102,702
                                      -----------   -----------   -----------   -----------
      Total operating expenses......      179,717       178,314       427,425       416,921
                                      -----------   -----------   -----------   -----------
    Operating income................       16,890        16,074        29,213        30,166
Investment income...................           63            73           135           181
Interest expense....................       (9,546)       (9,615)      (22,508)      (22,454)
Loss on the early extinguishment
  of debt ..........................         (177)           --        (3,846)           --
                                      -----------   -----------   -----------   -----------
Income before income taxes and
  discontinued operations...........        7,230         6,532         2,994         7,893
Income tax expense..................       (2,855)       (2,586)       (1,177)       (3,125)
                                      -----------   -----------   -----------   -----------
    Income before discontinued
      operations....................        4,375         3,946         1,817         4,768
Discontinued operations, net of
  income tax........................          (37)          354          (493)          (11)
                                      -----------   -----------   -----------   -----------
      Net income....................  $     4,338   $     4,300   $     1,324   $     4,757
                                      ===========   ===========   ===========   ===========

Basic and diluted net income per share:
  Income before discontinued
    operations......................  $      0.22   $      0.20   $      0.09   $      0.24
  Discontinued operations, net......           --          0.02         (0.02)           --
                                      -----------   -----------   -----------   -----------
    Net income......................  $      0.22   $      0.22   $      0.07   $      0.24
                                      ===========   ===========   ===========   ===========
Weighted average common shares
  outstanding:
    Basic...........................       19,697        19,983        19,690        19,734
    Diluted.........................       19,951        19,877        20,085        19,932

Other financial data:
Net cash provided by operating
  activities........................  $    34,888   $    29,911   $    41,733   $    35,867
EBITDAR.............................       43,688        43,590        91,235        89,930
EBITDA..............................       31,621        31,202        62,088        61,996
Capital expenditures................       14,103        19,452        30,581        54,191
Cash at the end of period...........       28,152        11,858        28,152        11,858
Total debt at the end of period.....      546,383       520,158       546,383       520,158

Child care center data:
Average weekly tuition rate.........  $    153.17   $    144.06   $    151.86   $    143.50
Occupancy...........................         59.9%         64.0%         59.7%         63.1%
Licensed capacity at end of period..      167,000       167,000       167,000       167,000
Number of centers at end of period..        1,253         1,266         1,253         1,266

KinderCare Learning Centers, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(In thousands)
(Unaudited)

                                          Twelve Weeks Ended       Twenty-Eight Weeks Ended
                                       -------------------------   -------------------------
                                       December 12,  December 13,  December 12,  December 13,
                                              2003          2002          2003          2002
                                       -----------   -----------   -----------   -----------
EBITDA and EBITDAR:
Net cash provided by operating
  activities.........................  $    34,888   $    29,911   $    41,733   $    35,867
Income tax expense...................        2,855         2,586         1,177         3,125
Deferred income tax (expense)
 benefit.............................        5,325        (2,297)        3,477        (5,570)
Interest expense, net................        9,660         9,542        26,219        22,273
Effect of discontinued operations
  on interest and taxes..............          (25)          232          (319)           (6)
Change in operating assets and
  liabilities........................      (21,023)       (8,871)      (10,321)        6,688
Other non-cash items.................          (59)           99           122          (381)
                                       -----------   -----------   -----------   -----------
  EBITDA.............................       31,621        31,202        62,088        61,996
Rent expense.........................       12,034        12,048        28,982        27,041
Rent expense from discontinued
  operations.........................           33           340           165           893
                                       -----------   -----------   -----------   -----------
  EBITDAR............................  $    43,688   $    43,590   $    91,235   $    89,930
                                       ===========   ===========   ===========   ===========

Adjusted net income:
Net income...........................  $     4,338   $     4,300   $     1,324   $     4,757
Loss on the early extinguishment
  of debt, net of income tax
  expense of $70 and $1,512..........          107            --         2,334            --
                                       -----------   -----------   -----------   -----------
          Adjusted net income........  $     4,445   $     4,300   $     3,658   $     4,757
                                       ===========   ===========   ===========   ===========

Basic and diluted income per
  share:
Net income per share...............    $      0.22   $      0.22   $      0.07   $      0.24
Loss on the early extinguishment
  of debt, net.....................           0.01            --          0.12            --
                                       -----------   -----------   -----------   -----------
          Adjusted net income......    $      0.23   $      0.22   $      0.19   $      0.24
                                       ===========   ===========   ===========   ===========